EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 109800) and Form S-8 (No. 333-55020 and No. 333-82874) of Align Technology, Inc. of our report dated February 27, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 8, 2004